As filed with the Securities and Exchange Commission on July 21, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PYRAMID OIL COMPANY

(Exact name of registrant as specified in its charter)

California	94-0787340
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2008 - 21st Street

P.O. Box 832

Bakersfield, California 93302

(Address, including zip code, of principal executive offices)

2006 Equity Incentive Plan

(Full title of the plan)

John H. Alexander

Chief Executive Officer

Pyramid Oil Company

2008 – 21st Street

P.O. Box 832

Bakersfield, California 93302

(Name and address of agent for service)

(661) 325-1000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, no par value	25,000 shares(2)	$4.08(2)	$102,000.00(2)	$11.84
Common Stock, no par value	268,875 shares(3)	$5.06(3)	$1,360,507.50(3)	$157.95
Total	293,875 shares	—	$1,462,507.50	$169.79

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) covers, in addition to the shares of common stock specified above, an indeterminate number of additional shares of common stock that may become issuable under the 2006 Equity Incentive Plan (the “Plan”) as a result of the anti-dilution adjustment provisions of the Plan regarding stock splits, stock dividends and similar transactions.

(2)	Represents shares of common stock issuable upon the exercise of outstanding awards under the Plan and with respect to which the offering price is known. The proposed maximum offering price per share and maximum aggregate offering price were estimated, solely for purposes of calculating the amount of the registration fee, in accordance with Rule 457(h) under the Securities Act based upon the weighted-average exercise price of such awards.

(3)	Represents shares of common stock reserved for future issuance under the Plan and with respect to which the offering price is not currently known. The proposed maximum offering price per share and maximum aggregate offering price were estimated, solely for purposes of calculating the amount of the registration fee, in accordance with Rule 457(c) and Rule 457(h) under the Securities Act based upon a price of $5.06, which is the average of the high and low prices of the common stock reported on the NYSE Amex Equities on July 18, 2011. Prior to the date of this Registration Statement, Pyramid Oil Company (the “Registrant”) issued 6,125 shares under the Plan in a transaction that was exempt from registration pursuant to Section 4(2) under the Securities Act; the reoffer and resale of such shares are not being registered pursuant to this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to participants in the Plan as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K filed on March 30, 2011;

(b)	The Registrant’s Quarterly Report on Form 10-Q filed on May 16, 2011;

(c)	The Registrant’s Current Reports on Form 8-K filed on March 31, 2011, May 17, 2011 and June 7, 2011, respectively; and

(d)	The description of the Registrant’s common stock contained in its Registration Statement on Form 8-A filed on August 15, 2006, and any amendment or report subsequently filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all securities offered pursuant to this Registration Statement have been sold or deregistering all such securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be part of this Registration Statement from the date of the filing of such documents.

Notwithstanding the foregoing, no portion of any document that is “furnished” but not “filed” in accordance with Commission rules under Exchange Act shall be deemed to be incorporated by reference into this Registration Statement. Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference into this Registration Statement will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that is deemed to be incorporated by reference into this Registration Statement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Sections 204(a)(11) and 317 of the California General Corporation Law authorize the Registrant to indemnify, subject to the terms and conditions set forth therein, its directors, officers, employees and other agents against expenses, judgments, fines, settlements and other amounts that they may incur in connection with pending, threatened or completed legal actions or proceedings that are based upon their service as the Registrant’s directors, officers, employees or other agents or that are based upon their service as directors, officers, employees or other agents of certain other specified entities. The California General Corporation Law also provides that the Registrant is entitled to purchase indemnification insurance on behalf of any such director, officer, employee or agent.

Article Eighth of the Registrant’s articles of incorporation permits the Registrant to indemnify its directors, officers, employees and other agents in excess of the indemnification otherwise permitted by Section 317 of the California General Corporation Law, subject only to the applicable limits set forth in Section 204 of the California General Corporation Law.

Article Eighth of the Registrant’s articles of incorporation eliminates the personal liability of the Registrant’s directors for monetary damages for breach of their duties as directors to the fullest extent permitted under California law. Section 204(a)(10) of the California General Corporation Law provides that this provision does not eliminate the liability of a director for specified acts such as (1) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (2) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (3) any transaction from which the director derived an improper personal benefit, (4) acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing his or her duties, of a risk of serious injury to the corporation or its shareholders, (5) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, or (6) unlawful dividends, loans or stock repurchases.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit Number	Description

4.1	Restated Articles of Incorporation of Pyramid Oil Company (previously filed by the Registrant on August 13, 2010 as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q, and incorporated herein by reference).

4.2	Amended and Restated Bylaws of Pyramid Oil Company (previously filed by the Registrant on August 13, 2010 as Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q, and incorporated herein by reference).

4.3	2006 Equity Incentive Plan of Pyramid Oil Company.

5.1	Opinion of TroyGould PC.

23.1	Consent of SingerLewak LLP.

23.2	Consent of TroyGould PC (included in the opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this Registration Statement).

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered hereunder which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bakersfield, California, on July 21, 2011.

PYRAMID OIL COMPANY

By:	/s/ JOHN H. ALEXANDER
John H. Alexander
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Michael D. Herman and John H. Alexander, and each of them, acting individually and without the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN H. ALEXANDER John H. Alexander	President, Chief Executive Officer and Director (Principal Executive Officer)	July 21, 2011

/s/ LEE G. CHRISTIANSON Lee G. Christianson	Chief Financial Officer and Corporate Secretary (Principal Financial and Accounting Officer)	July 21, 2011

/s/ MICHAEL D. HERMAN Michael D. Herman	Chairman of the Board of Directors	July 21, 2011

/s/ GARY L. RONNING Gary L. Ronning	Director	July 21, 2011

/s/ JOHN E. TURCO John E. Turco	Director	July 21, 2011

EXHIBIT INDEX

Exhibit Number	Description

4.1	Restated Articles of Incorporation of Pyramid Oil Company (previously filed by the Registrant on August 13, 2010 as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q, and incorporated herein by reference).

4.2	Amended and Restated Bylaws of Pyramid Oil Company (previously filed by the Registrant on August 13, 2010 as Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q, and incorporated herein by reference).

4.3	2006 Equity Incentive Plan of Pyramid Oil Company.

5.1	Opinion of TroyGould PC.

23.1	Consent of SingerLewak LLP.

23.2	Consent of TroyGould PC (included in the opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this Registration Statement).